MMC Energy, Inc. Reports Results for Year Ended December 31, 2007

NEW YORK, March 10, 2008 (PRIME NEWSWIRE) -- MMC Energy, Inc. (NasdaqGM:MMCE - News) announced that for the fiscal year ended December 31, 2007, it had net losses of approximately $3,773,000, or .41 cents per share, on revenues of approximately $6.7 million. The Company was a development stage enterprise until June 12, 2006; as such, prior period comparisons are not meaningful.

Revenues for the year ended December 31, 2007 consisted of energy production revenues of $1,483,887, ancillary services revenues of $2,179,627 and resource adequacy capacity revenues of $3,066,000. Ancillary services revenues reflect a significant drop in the fourth quarter compared to previous quarters due to the loss of the Company's ability to provide spinning reserves to the CAISO system and depressed pricing in the non-spin market compared to historical trends, as well as no-pay charges levied in the fourth quarter by the CAISO for spin revenues in prior quarters of approximately $425,000. The Company expects this weak pricing in the non-spin market to continue during 2008, other than during the third quarter of 2008 when the Company expects prices to move upward consistent with historical seasonality trends. The Company also is working to cause the CAISO to revise its position on the Company's eligibility to provide spinning reserve services in order to restore that revenue stream, though there can be no assurance that it will succeed in these efforts.

The Company believes that EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) as adjusted to eliminate non-cash compensation charges and re-commissioning expenses (which are non-recurring charges on an asset by asset basis that the Company considers a component of its acquisition cost for internal reporting purposes) and, in 2006, as adjusted to eliminate non-recurring charges associated with the Company's merger and private placement, serves as a more meaningful measure of the Company's performance on an ongoing basis. While the Company expects growth in revenues and adjusted EBITDA as it completes targeted power plant acquisitions and expansion projects, net earnings may not grow as aggressively in the near term due to anticipated depreciation expenses, interest expense and additional re-commissioning costs associated with future acquisitions. Tables are included in this release providing reconciliation between GAAP and non-GAAP financial results.

Adjusted EBITDA was a loss of ($3,019,003) for the year ended December 31, 2007, reflecting the adjusted EBITDA earned from the Company's three power plants of $2,857,363, offset by general and administrative costs of $5,876,366 (net of stock based compensation), which included severance costs to two former officers of approximately $1,860,000.

	Year Ended	Year Ended
STATEMENT OF LOSSES FROM OPERATIONS	December 31,	December 31,
	2007	2006
Operating revenues:
Resource adequacy capacity	$3,066,000	$824,000
Ancillary services	2,179,627	2,052,971
Energy production	1,483,887	766,353
Total operating revenues	6,729,514	3,643,324
Costs of sales:
Costs of resource adequacy capacity	245,280	47,200
Costs of ancillary services	525,443	480,681
Costs of energy production	662,706	334,006
Total costs of sales	1,433,429	861,887
Gross Profit	5,296,085	2,781,437
Operating expenses:
Depreciation	1,091,286	626,298
Operations and maintenance	2,438,722	1,368,757
Re-commissioning expenses	413,904	2,615,811
General and administrative expenses	6,255,377	4,585,843
Total operating expenses	10,199,289	9,196,709
Loss from operations	(4,903,204)	(6,415,272)
Other expenses (income)
Interest income, net	994,297	24,428
Other (income) expense, net	(135,995)	192,627
Total other (income) expense	(1,130,292)	168,199
Net loss before provision for income
taxes	(3,772,912)	(6,583,471)
Provision for income taxes	--	--
Net loss	$(3,772,912)	$(6,583,471)

Basic loss per common share
Net loss per share	$(0.41)	$(1.53)
Weighted average shares outstanding	9,273,007	4,296,465

Diluted loss per common share
Net loss per share	$(0.41)	$(1.53)
Weighted average shares outstanding	9,273,007	4,296,465

Weighted average shares outstanding -
basic	9,273,007	4,296,465
Dilutive effect of assumed exercise of
employee stock options, warrants and
immediate vesting of unvested stock
awards	--	--

Weighted average shares outstanding -
diluted	9,273,007	4,296,465
Anti-dilutive shares excluded from
diluted EPS computations	289,893	66,549

Reconciliation of Losses from	Year Ended	Year Ended
operations to Adjusted EBITDA	December 31,	December 31,
	2007	2006

Losses from Operations	$(4,903,204)	$(6,415,272)
Add: Depreciation Expense	1,091,286	626,298
Add: Re-commissioning expenses	413,904	2,615,811
Add: Stock-based compensation	379,011	199,375
Add: non-recurring financing costs	--	1,595,089

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid-size natural gas fueled electricity generating assets, generally below 250 megawatts or ``MW.''

The Company creates long-term value for its shareholders through disciplined asset acquisitions and hands on post-acquisition asset management. The Company actively invests in electricity assets which provide essential services to key transmission constrained markets such as California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity. The Company is currently in the process of upgrading two of these assets, the 100 MW MMC Chula Vista Upgrade and the 50 MW MMC Escondido Upgrade, both located in San Diego County, California, and upgraded from their current configuration at a capacity of 44MW each.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including those statements regarding the Company's ability to expand existing generating facilities and exploit acquisition opportunities. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company's Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements.

Contact:
MMC Energy Inc.
Denis G. Gagnon, Chief Financial Officer
(212) 977-0900
www.mmcenergy.com

BPC Financial Marketing
Investor Contact:
John Baldissera
(800) 368-1217